Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for
Fourth Quarter and Full Year 2020

Received Regulatory Approvals Necessary for Pending Merger with CFBanc Corporation

Special Meeting to Vote on Merger and Private Placements Set for March 17

LOS ANGELES, CA – (BUSINESS WIRE) – March 2, 2021 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported a net loss of $581 thousand, or ($0.02) per share, for the fourth quarter of 2020 compared to a net loss of $69 thousand, or less than $0.01 per share, for the fourth quarter of 2019 and a net loss of $244 thousand, or ($0.01) per diluted share for the prior quarter.

The loss during the fourth quarter of 2020 was primarily due to costs associated with the pending merger with CFBanc Corporation, post-merger integration, and related private placements of equity capital.  During the fourth quarter of 2020, the Company accrued $580 thousand of bonuses for key employees and incurred $241 thousand of professional service fees that were related to the pending merger and planning for post-merger integration and the private placements.  The professional service fees related to the pending merger are not deductible for tax purposes.  As a result, income tax expense was $71 thousand higher than normal  during the fourth quarter of 2020.  These costs in the fourth quarter were partially offset by an increase in net interest income after loan loss provision, which increased by $363 thousand, and gain on sale of loans, which increased by $77 thousand.  Also, results during the fourth quarter of 2020 included a grant of $203 thousand from the U.S. Department of the Treasury’s Community Development Financial Institution (“CDFI”) Fund, whereas the same grant was received during an earlier quarter of 2019.

For the year ended December 31, 2020, the Company reported a net loss of $642 thousand, or ($0.02) per share, compared to a net loss of $206 thousand, or ($0.01) per share, for the year ended December 31, 2019.  The loss during the year ended December 31, 2020 was primarily due to higher professional service fees of $1.2 million, of which $960 thousand pertained to merger-related expenses and $243 thousand related to costs incurred to respond to actions by a former stockholder.  In addition, compensation expense increased by $1.0 million compared to the same period of 2019.  These higher costs in 2020 were partially offset by increased net interest income before loan loss provision of $1.7 million compared to the same period of 2019 due to growth in the loan portfolio and decreases in the cost of funds.  In addition, during the year ended December 31, 2020, the Bank reported an income tax credit of $273 thousand due to a tax settlement with the California Franchise Tax Board, which offset the additional tax expense associated with the non-deductible merger costs.

Chief Executive Officer, Wayne Bradshaw, commented, “By any measure, 2020 was an eventful year.  I feel fortunate to have had such a dedicated, talented team of employees that have successfully accomplished so many goals while persevering through the unique challenges presented by a worldwide pandemic.”

“During the year we originated over $134 million of new loans, while maintaining excellent asset quality, as exemplified by the absence of any delinquencies at year end.  In addition, we grew net interest income after provisions and recaptures by 16% and total assets by 9.8%.  Our liquidity expanded significantly with cash balances growing over 500%, deposits increasing over 6%, and the ratio of loans to deposits dropping almost 20%.  Furthermore, we ended the year with loan balances well below relevant loan concentration guidelines and no loans held for sale.  While merger expenses reduced current earnings, these operational accomplishments have positioned Broadway to be successful as we embark on the next chapter in the Company’s history.”

“In that regard, we have been working diligently to complete our pending merger of equals with CFBanc Corporation to create the largest Black-led Minority Depository Institution in the United States with pro forma assets of approximately $900 million.  During the fourth quarter, CFBanc and Broadway obtained all of the necessary regulatory approvals for the merger, and in early 2021 we mailed our joint proxy statement and Broadway’s prospectus to the stockholders of both companies to obtain their approval to complete the merger at upcoming special meetings to be held on March 17th.  We are optimistic that the merger will be approved and consummated at the start of the second quarter.  In addition, during the fourth quarter we announced the execution of agreements with three new investors to sell shares of Broadway’s common stock, which was supplemented by a second announcement on February 23, 2021 reporting that we obtained additional commitments to sell our common stock subject to stockholder approval.  In total, the commitments will provide the new combined merged entity with over $32.8 million of gross proceeds from the sale of shares of new common equity, which will provide capital to grow our combined loan portfolio, expand our depository assets to greater than $1 billion, and achieve markedly improved economies of scale.”

“Finally, we have spent considerable time and effort working with the team at CFBanc Corporation to plan for the integration of the two organizations post the consummation of the merger.  I have been impressed with how the employees of both organizations have embraced the pending merger and the invigorating enthusiasm that the employees have displayed in our planning sessions.  We are fortunate that the mission of both organizations has always been virtually identical.  We remain focused on providing best in class financial products and services to underserved urban communities, and I wish to thank our stockholders and depositors that have supported us over the years.”

COVID-19 Pandemic Impact

Due to the lingering COVID-19 Pandemic, Broadway has continued to monitor the policies that it adopted in March of 2020 to ensure that they remain effective in protecting the health and welfare of the Bank’s employees and customers, while minimizing disruptions to the Bank’s operations.  To date, Broadway has not implemented layoffs or furloughs of any employees.

In addition, Broadway developed plans and policies for providing financial relief to borrowers that may experience difficulties in meeting the terms of their loans, performed updated stress tests of the Bank’s loan portfolio using assumptions reflecting potential significant impacts of the COVID-19 Pandemic and related governmental stay-at-home orders, created contingency plans to respond if various aspects of the credit markets cease to operate in a normal manner, and implemented new lending guidelines to maintain asset quality.  Management has been in regular communication with the Bank’s regulator regarding these plans and policies.

To date, the Bank has not had any delinquencies related to COVID-19 and has not received any requests for loan modifications.

Broadway did not participate in the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) because the Bank has not historically offered SBA loans.  Instead, during most of 2020 management focused on selective originations of multi-family residential and commercial real estate loans, and sales of the Bank’s portfolio of loans receivable held for sale.  During the year ended December 31, 2020, the Bank sold $104.3 million of loans at a cumulative profit of $276 thousand, which reduced the Bank’s loan concentration well below the relevant regulatory guidelines.

Net Interest Income

Net interest income for the fourth quarter of 2020 totaled $2.9 million, compared to $2.8 million for the fourth quarter of 2019.  The increase of $69 thousand in net interest income primarily resulted from lower interest expense on deposits, which offset decreases in interest income on loans and investments.  Interest income declined primarily due to lower average loan balances during the year and a decrease of 0.97% in the average yield on interest-earning assets during the fourth quarter compared to the fourth quarter of 2019.  Also, results during the fourth quarter of 2019 included an interest recovery of $270 thousand on a non-accrual church loan.

Interest and fees on loans receivable decreased by $368 thousand during the fourth quarter of 2020 compared to the fourth quarter of 2019.  The decrease in interest and fees on loans receivable primarily resulted from a decrease of 42 basis points in the average yield on loans, which decreased interest income by $400 thousand, offset by an increase of $2.9 million in the average balance of loans receivable, notwithstanding the sale of $26.9 million of loans held for sale during the fourth quarter, which increased interest income by $32 thousand.  The yield on the loan portfolio declined in part because of the aforementioned interest recovery in 2019.

Interest income on securities decreased by $17 thousand for the fourth quarter of 2020 compared to the fourth quarter of 2019.  The decrease in interest income on securities primarily resulted from a decrease of 49 basis points in the average yield on securities, which decreased interest income by $13 thousand, and a decrease of $556 thousand in the average balance of securities, which decreased interest income by $4 thousand.

Other interest income decreased by $58 thousand for the fourth quarter of 2020 compared to the fourth quarter of 2019.  The decrease was primarily due to a decrease of 160 basis points in the average rate earned on interest-bearing deposits, which decreased interest income by $137 thousand, offset by an increase of $66.3 million in the average interest-earning deposit balance, which increased interest income by $86 thousand.  In addition, the interest income earned on FHLB stock decreased by $7 thousand primarily due to a decrease of 200 basis points in the average rate.

Interest expense on deposits decreased to $510 thousand for the fourth quarter of 2020 from $1.0 million for the fourth quarter of 2019.  The $537 thousand decrease in interest expense on deposits was primarily due to a decrease of 83 basis points in the average cost of deposits, which offset growth of $36.8 million in total average deposits.  The increase in deposits was primarily due to growth in NOW accounts, savings accounts and money market accounts.

Interest expense on borrowings increased by $25 thousand for the fourth quarter of 2020 compared to the fourth quarter of 2019.  The increase in interest expense on borrowings reflected a net increase of $31.6 million in average borrowings, due to an increase of $32.7 million in the average balance of FHLB advances, offset by a decrease of $1.1 million in the average balance of the Company’s junior subordinated debentures.  The net change in the average balance of borrowings increased interest expense by $152 thousand, which was mostly offset by a decrease of 59 basis points in the overall cost of borrowings, which decreased interest expense by $127 thousand.

For the year ended December 31, 2020, net interest income increased by $1.7 million to $12.2 million compared to $10.5 million for the year ended December 31, 2019.  The increase in net interest income primarily resulted from an increase of $1.2 million in interest income on loans receivable, partially offset by lower interest income of $106 thousand on securities and $268 thousand from other investments.  Interest expense decreased by $911 thousand due to a decrease of $1.1 million in the cost of deposits, which was partially offset by an increase of $202 thousand in the cost of borrowings.

Interest income and fees on loans receivable increased by $1.2 million during the year ended December 31, 2020 due to an increase of $43.7 million in the average balance of loans receivable, including loans held for sale, which increased interest income by $1.8 million, partially offset by a decrease of 16 basis points in loan yield, which decreased interest income by $623 thousand.  The decrease in loan yield included the impact of a decrease in interest recoveries in 2020 compared to 2019 because $209 thousand of payoffs were received in 2020 on non-accrual loans.  Those payoffs decreased the loan yield in 2020 by 6 basis points.  Interest income on loans receivable was also negatively impacted by loan sales during the year, which totaled $104.3 million.

Interest income on securities decreased by $106 thousand for the year ended December 31, 2020 compared to the prior year due to a decrease of $2.9 million in the average securities balance, which decreased interest income by $72 thousand and a decrease of 27 basis points in the average yield on securities, which decreased interest income by $34 thousand.

Other interest income decreased by $268 thousand for the year ended December 31, 2020 compared to the prior year.  The decrease in other interest income primarily resulted from a decrease of 185 basis points in the average rate earned, which decreased interest income by $551 thousand, offset by a net increase in the average balance of interest earning cash deposits in other banks of $29.9 million, which increased interest income by $315 thousand.  In addition, the interest income earned on FHLB stock decreased by $32 thousand, primarily due to a decrease of 200 basis points in the average rate earned during the year ended December 31, 2020.

Interest expense on deposits decreased by $1.1 million for the year ended December 31, 2020 compared to the prior year, primarily due to a decrease of 51 basis points in the average cost of deposits, which offset growth of $34.5 million in total average deposits.  The increase in deposits was primarily due to growth in NOW accounts, savings accounts and money market accounts due to large deposits from corporations and organizations that were seeking to support Broadway’s mission and position as a Minority Depository Institution.

Interest expense on borrowings increased by $202 thousand for the year ended December 31, 2020 compared to the prior year, primarily due to a net increase of $317 thousand in interest expense on FHLB advances.  The interest expense on FHLB advances increased due to an increase of $37.0 million in the average balance of FHLB advances, which increased interest expense by $740 thousand, partially offset by a decrease of 51 basis points in the average cost of FHLB borrowings, which decreased interest expense by $423 thousand.  The increase in interest expense on FHLB advances was offset by a decrease of $115 thousand in interest expense on the Company’s junior subordinated debentures.  The interest expense on the junior subordinated debentures decreased because the average balance of such junior subordinated debentures decreased by $983 thousand, which decreased interest expense by $44 thousand, and the average interest rate paid on the junior subordinated debentures decreased by 167 basis points, which decreased interest expense by $71 thousand.

The net interest margin decreased by 2 basis points to 2.52% for the year ended December 31, 2020 from 2.54% for the same period in 2019, primarily due to the lower average rates earned on interest earning cash deposits in other banks.

Loan Loss Provision/Recapture

As a small banking institution, Broadway is not required to adopt the CECL accounting standard until 2023; consequently, the Bank’s allowance for loan and lease losses (“ALLL”) is based on evidence available at the date of preparation of its financial statements, rather than projections of future economic conditions over the life of the loans.  In determining the adequacy of the ALLL within the context of the current uncertainties posed by the COVID-19 Pandemic, management has considered the historical and current performance of the Bank’s portfolio, as well as various measures of the quality and safety of the portfolio, such as debt servicing and loan-to-value ratios.  As of December 31, 2020, the Bank had no delinquencies in its entire loan portfolio.  Management is continuing to monitor the loan portfolio and regularly communicating with borrowers to determine the continuing adequacy of the ALLL.

The Bank did not record any loan loss provision or recapture during the fourth quarter of 2020 but recorded a loan loss provision of $29 thousand during the year ended December 31, 2020 for economic uncertainties related to the COVID-19 Pandemic.  At December 31, 2020, the Bank maintained its ALLL at $3.2 million, despite a net decrease of $37.7 million in the gross loans held for investment portfolio during the year ended December 31, 2020.  Loan loss recoveries of $4 thousand were recorded during the year ended December 31, 2020.  No loan charge-offs were recorded during the fourth quarter and the year ended December 31, 2020.

The Bank recorded a loan loss provision of $294 thousand during the fourth quarter of 2019.  For the year ended December 31, 2019, the Bank recorded a net loan loss provision recapture of $7 thousand.  Loan loss recoveries totaled $260 thousand during the year ended December 31, 2019.  No loan charge-offs were recorded during the fourth quarter or the year ended December 31, 2019.

At December 31, 2020, the ALLL was $3.2 million, or 0.88% of our gross loans held for investment compared to $3.2 million, or 0.79% at December 31, 2019.  The ALLL was 408.5% of total non-performing loans at December 31, 2020 compared to 750.5% at December 31, 2019.  The Bank’s total non-performing assets were $787 thousand at December 31, 2020, consisting of two church loans and one single-family loan, compared to $424 thousand at December 31, 2019, consisting of two church loans and one single-family loan.  The Bank has not had any real estate owned from foreclosures (“REO”) since the sale of a single REO property in April 2019.

Non-interest Income

Non-interest income for the fourth quarter of 2020 totaled $380 thousand compared to $193 thousand for the fourth quarter of 2019.  Non-interest income increased by $187 thousand due to a grant of $203 thousand from the CDFI Fund and gains of $77 thousand generated from the sale of loans, offset in part by decreases of $49 thousand in service charges on deposits and $44 thousand in other miscellaneous fees.

For the year ended December 31, 2020, non-interest income totaled $1.0 million compared to $1.1 million for the prior year.  The decrease of $27 thousand in non-interest income was primarily due to decreases of $71 thousand in service charges on deposits and a decrease of $30 thousand in grant income from the CDFI Fund, offset by an increase of $72 thousand in gains generated from sales of loans.

Non-interest Expense

Non-interest expense for the fourth quarter of 2020 totaled $3.9 million, compared to $2.8 million for the fourth quarter of 2019.  The increase of $1.1 million in non-interest expense during the fourth quarter of 2020 compared to the same quarter of 2019 was primarily due to increases of $691 thousand in compensation and benefits expense and $389 thousand in professional services expense.  The increase in compensation expense included $580 thousand of bonuses for key employees for negotiating and planning the pending merger with CFBanc Corporation, post-merger integration, and the related private placements.

The increase of $389 thousand in professional services expense was due to increases of $281 thousand in legal fees, of which $241 thousand related to the pending merger with CFBanc Corporation, $92 thousand in outsourced audit fees, and $16 thousand in consulting services fees.  During the fourth quarter of 2020, the $241 thousand expenses related to the pending merger are not deductible for tax purposes.  As a result, income tax expense was $71 thousand higher than normal.  In comparison, during the third quarter of 2020, the Company incurred $595 thousand of professional service fees related to the merger and $167 thousand of higher than expected income tax expense.

For the year ended December 31, 2020, non-interest expense totaled $14.2 million, compared to $12.1 million for the same period a year ago.  The increase of $2.1 million in non-interest expense was primarily due to increases of $1.2 million in professional services expense and $1.0 million in compensation and benefits expense.

The increase of $1.2 million in professional services expense was primarily due to an increase of $863 thousand in legal fees and $317 thousand in financial advisory and consulting fees.  The increase in legal fees was comprised of $704 thousand related to the pending merger with CFBanc Corporation and $243 thousand related to legal expenses incurred to respond to activities conducted by a former stockholder against the Company, offset by a decrease of $84 thousand in miscellaneous legal fees related to other matters.  Financial advisory and consulting services fees increased primarily due to $255 thousand of expenses related to the pending merger.

The increase of $1.0 million in compensation and benefits expense was primarily due to increased bonus accruals of $580 thousand related to the pending merger and planning for post-merger integration and the related private placements, higher salary costs of $222 thousand and increased vacation accruals of $53 thousand.  In addition, the Bank recorded lower deferred loan origination costs of $244 thousand during 2020 compared to the prior year because there were fewer loans originated for the loans receivable held for investment portfolio during 2020 compared to the prior year.

Income Taxes

Income tax expense or benefit is computed by applying the statutory federal income tax rate of 21% and the California income tax rate of 10.84% to taxable income or loss.  The Company recorded income tax benefits of $107 thousand and $83 thousand for the fourth quarter of 2020 and 2019, respectively.  The increase of $24 thousand in income tax benefit during the fourth quarter of 2020 compared to the same period of 2019 was primarily due to the increase in pretax loss caused by merger related expenses, offset in part by non-deductible merger related expenses.

For the year ended December 31, 2020, the Company recorded an income tax benefit of $407 thousand compared to a tax benefit of $345 thousand during the year ended December 31, 2019.  The increase of $62 thousand in income tax benefit was primarily due to a tax credit of $273 thousand related to the resolution of an outstanding audit issue with the California Franchise Tax Board for tax years 2009 to 2013 and a tax benefit from the increase in pretax loss during the year, partially offset by additional tax expense associated with the non-deductible merger related expenses.

In addition, the Company recorded low-income housing tax credits of $29 thousand during the fourth quarter of 2020 and $116 thousand during the year ended December 31, 2020, compared to $49 thousand during the fourth quarter of 2019 and $198 thousand during the year ended December 31, 2019 from an investment in a limited partnership that manages affordable housing properties.

The Company had no valuation allowance on its deferred tax assets, which totaled $5.6 million at December 31, 2020 and $5.2 million at December 31, 2019.

Balance Sheet Summary

Total assets increased by $43.0 million to $483.4 million at December 31, 2020 from $440.4 million at December 31, 2019.  The growth in total assets was primarily comprised of increases of $80.5 million in interest-bearing cash in other banks, offset by decreases of $37.7 million in net loans receivable held for investment.

The Bank had no loans held for sale as of December 31, 2020 and 2019.  During 2020, the Bank originated $118.6 million in loans held for sale, sold $104.3 million in loans held for sale, transferred $13.7 million from loans held for sale to loans held for investment, and received $637 thousand in loan repayments.  During 2019, the Bank originated $15.1 million in loans held for sale, sold $22.7 million in loans held for sale, transferred $1.5 million to loans held for sale from loans held for investment, and received $115 thousand in loan repayments.

Loans receivable held for investment, net of the allowance for loan losses, totaled $360.1 million at December 31, 2020, compared to $397.8 million at December 31, 2019.  During the year ended December 31, 2020, the Bank originated $11.9 million in commercial real estate loans, $2.6 million in multi-family loans and $1.5 million in construction loans for the loans held for investment portfolio and transferred $13.7 million to loans held for investment from loans held for sale.  During 2020, loan payoffs and scheduled amortization totaled $67.4 million.

Deposits increased to $315.6 million at December 31, 2020 from $297.7 million at December 31, 2019, which consisted primarily of an increase of $79.4 million in liquid deposits (NOW, demand, money market, and passbook accounts), offset by decreases of $27.3 million in CDARS, $23.8 million in certificates deposit and $10.4 million in deposits gathered from a deposit listing service.  The increase of $79.4 million in liquid deposits was due to increases in money market deposits of $44.6 million, NOW accounts of $17.7 million and passbook accounts of $17.1 million.  Approximately $43.0 million in liquid deposits resulted from an increase in depositors interested in banking with Minority Depository Institutions during 2020.  In addition, one depositor transferred $22.4 million in deposits from CDARS to money market accounts and one longstanding customer deposited $14.0 million into a NOW account.

Total borrowings at December 31, 2020 consisted of advances to the Bank from the FHLB of $110.5 million and junior subordinated debentures issued by the Company of $3.3 million, compared to advances from the FHLB of $84.0 million and junior subordinated debentures of $4.3 million at December 31, 2019.

FHLB advances increased as the Bank took on longer term advances to match fund longer term loans.  The weighted average rate on FHLB advances decreased to 1.94% at December 31, 2020 compared to 2.32% at December 31, 2019.

During the year ended December 31, 2020, the Company made scheduled principal payments of $1.0 million on its junior subordinated debentures.  The weighted average rate on junior subordinated debentures decreased to 2.77% at December 31, 2020 compared to 4.44% at December 31, 2019.

Stockholders' equity was $48.9 million, or 10.11% of the Company’s total assets, at December 31, 2020, compared to $48.8 million, or 11.09% of the Company’s total assets, at December 31, 2019.  The Company’s book value was $1.74 per share as of December 31, 2020, compared to $1.75 per share as of December 31, 2019.

At December 31, 2020, the Bank’s Total Capital ratio (Total Capital to Total Risk-Weighted Assets) was 20.20% and its Leverage ratio (Tier 1 Capital to Adjusted Total Assets) was 9.54%, compared to a Total Capital ratio of 18.29% and a Leverage ratio of 11.56% at December 31, 2019.  The increase of 191 basis points in the Total Capital ratio at December 31, 2020 compared to the same period of 2019 was primarily due to a decrease in Total Risk-Weighted Assets, which was primarily caused by a decrease in loans receivable held for investment.  In a contrary [?], the decrease of 202 basis points in the Leverage ratio at December 31, 2020 compared to the same period of 2019 was primarily due to an increase in total assets, mainly in cash and cash equivalents, and a decrease in the Bank’s total stockholder’s equity, primarily from $2.0 million in cash dividends that the Bank declared and distributed to the Company during 2020.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits, and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, California, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the COVID-19 Pandemic, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its operations, regulatory actions or changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  In addition, there are a number of risks and uncertainties related to the pending merger of equals with CFBanc Corporation that could adversely impact the Company, including the occurrence of an event, change or other circumstance that could give rise to the right of one or both parties to terminate the definitive merger agreement, delays in completing the merger, the failure to obtain necessary stockholder approvals, the possibility that the merger may be more expensive to complete than anticipated, effects from the diversion of management’s attention from ongoing business operations, potential adverse reactions from the Company’s employee and customers to the announcement of the merger, and difficulties in integrating the operations of the two organizations after completion of the Merger.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

Additional Information and Where to Find it

This report does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval.  This communication relates to a proposed business combination between Broadway Financial Corporation (“Broadway”) and CFBanc Corporation (“CityFirst”).  In connection with the proposed transaction, Broadway filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that includes a joint proxy statement of Broadway and CityFirst and a prospectus of Broadway.  Broadway has also filed other relevant documents with the SEC regarding the proposed transaction, as well as the potential private placements of common stock, which are subject to a number of conditions, including stockholder approvals.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.  A definitive joint proxy statement of CityFirst and Broadway and prospectus of Broadway has been mailed to stockholders of Broadway and CityFirst.  INVESTORS AND SECURITY HOLDERS OF BROADWAY AND CITYFIRST ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT HAVE BEEN FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS.  Investors and security holders will be able to obtain free copies of these documents and other documents containing important information about Broadway and CityFirst through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by Broadway will also be available free of charge on Broadway’s website at https://www.broadwayfederalbank.com/financial-highlights.

Certain Information Concerning Participants

Broadway, CityFirst, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger transaction.  Information about the directors and executive officers of Broadway is set forth in Broadway’s proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on May 20, 2020.  Information about the directors and executive officers of CityFirst is set forth in the joint proxy statement/prospectus.  These documents can be obtained free of charge from the sources indicated above.  Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.  Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions.  You may obtain free copies of these documents from Broadway using the sources indicated above.

SOURCE:  Broadway Financial Corporation

Contact:	Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Selected Financial Data and Ratios (Unaudited)
(Dollars in thousands, except per share data)

	December 31, 2020	December 31, 2019
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$96,109	$15,566
Securities available-for-sale, at fair value	10,698	11,006
Loans receivable held for sale	-	-
Loans receivable held for investment	363,344	401,029
Allowance for loan losses	(3,215)	(3,182)
Loans receivable held for investment, net of allowance	360,129	397,847
Total assets	483,378	440,369
Deposits	315,630	297,724
FHLB advances	110,500	84,000
Junior subordinated debentures	3,315	4,335
Total stockholders' equity	48,885	48,848

Book value per share	$1.74	$1.75
Equity to total assets	10.11%	11.09%

Asset Quality Ratios:
Non-accrual loans to total loans	0.22%	0.11%
Non-performing assets to total assets	0.16%	0.10%
Allowance for loan losses to total gross loans	0.88%	0.79%
Allowance for loan losses to non-performing loans	408.51%	750.47%

Non-Performing Assets:
Non-accrual loans	$787	$424
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	-	-
Total non-performing assets	$787	$424

Delinquent loans (including less than 30 days delinquent)	$-	$26

	Three Months Ended December 31,				Twelve Months Ended December 31,
Selected Operating Data and Ratios:	2020		2019		2020		2019
Interest income	$3,931		$4,374		$17,644		$16,847
Interest expense	1,068		1,580		5,475		6,386
Net interest income	2,863		2,794		12,169		10,461
Loan loss provision (recapture)	-		294		29		(7)
Net interest income after loan loss provision (recapture)	2,863		2,500		12,140		10,468
Non-interest income	380		193		1,025		1,052
Non-interest expense	(3,931)		(2,845)		(14,214)		(12,071)
(Loss) income before income taxes	(688)		(152)		(1,049)		(551)
Income tax benefit	(107)		(83)		(407)		(345)
Net income (loss)	$(581)		$(69)		$(642)		$(206)

Earnings per common share-diluted	$(0.02)		$-		$(0.02)		$(0.01)

Loan originations (1)	$6,089		$54,602		$134,274		$114,374

Net recoveries to average loans	(0.00)%	(2)	(0.00)%	(2)	(0.00)%	(2)	(0.07)%	(2)
Return on average assets	-0.47%	(2)	-0.07%	(2)	-0.13%	(2)	-0.05%	(2)
Return on average equity	-4.70%	(2)	-0.57%	(2)	-1.30%	(2)	-0.42%	(2)
Net interest margin	2.37%	(2)	2.70%	(2)	2.52%	(2)	2.54%	(2)

(1)	Does not include net deferred origination costs.
(2)	Annualized